Exhibit 10.01

SHARE EXCHANGE AGREEMENT

by and among

H/Cell Energy Corporation (“H/Cell”),

a Nevada corporation

on the one hand;

and

The Pride Group (Qld) Pty Ltd. (“Pride”),

an Australian corporation

and

the Shareholders of Pride

on the other hand

January 31, 2017

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Table of Contents

(continued)

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Table of Contents

(continued)

		Page

Section 7.11.	Governing Law	24

Section 7.12.	Waiver of Jury Trial	24

Section 7.13.	Consent to Jurisdiction	24

Section 7.14.	Separate Counsel	25

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SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of January 31, 2017, by and among H/Cell Energy Corporation, a Nevada corporation (“H/Cell”), The Pride Group (QLD) Pty Ltd, an Australian corporation (the “Pride”) and the shareholders of Pride listed on the signature pages hereof (collectively, the “Pride Shareholders”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 7.07 hereof unless the context clearly provides otherwise.

WHEREAS, the Pride Shareholders own an aggregate of 97,939 shares of Class A Ordinary Shares (the “Shares”), of Pride, which Shares constitute all of the issued and outstanding shares of capital stock of Pride;

WHEREAS, subject to the terms and conditions set forth herein, H/Cell desires to acquire from the Pride Shareholders all of the Shares and the Pride Shareholders desire to transfer to H/Cell all of the Shares in exchange for shares of common stock of H/Cell;

WHEREAS, upon consummation of the transactions contemplated by this Agreement, Pride will become a 100% wholly-owned subsidiary of H/Cell; and

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) and/or Section 351 of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code, and that this share exchange transaction shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

EXCHANGE OF SHARES; CLOSING

Section 1.01. Exchange of Shares; NTAV Adjustment.

(a)          On the terms and subject to the conditions of this Agreement, at the Closing, the Pride Shareholders shall sell, convey, assign, transfer and deliver to H/Cell certificates representing the Shares held by each Pride Shareholder as set forth in Column II of Annex I hereto, which in the aggregate shall constitute 100% of the issued and outstanding equity securities of Pride, in exchange for an aggregate of 3,800,000 newly and duly issued, fully paid and non-assessable shares of H/Cell’s common stock, $0.0001 par value per share (the “Acquisition Shares”). For all purposes of this Agreement, the Acquisition Shares shall be valued at $0.50 per share, for a total acquisition value of the Shares of One Million Nine Hundred Thousand Dollars ($1,900,000), subject to adjustment as set forth herein. At the Closing, the outstanding Shares beneficially owned by the Pride Shareholders shall be contributed and transferred to H/Cell and H/Cell shall issue the number of shares of Acquisition Shares set forth opposite such party’s name in Column III on Annex I attached hereto. 90% of the Acquisition Shares, as set forth opposite such party’s name in Column IV on Annex I attached hereto, shall be delivered within five (5) business days of the Closing Date.

(b)          Within ninety (90) days after the Closing Date, H/Cell shall cause to be prepared and delivered to the Pride Shareholders a calculation of Pride’s net tangible asset value as of the Closing Date. Net tangible asset value is defined as total assets minus total liabilities minus intangible assets (“NTAV”). The Pride Shareholders shall have a period of sixty (60) days to review the NTAV calculation. In the event the Pride Shareholders and H/Cell are unable to agree upon the NTAV after good faith negotiations for a period of 20 days, the Pride Shareholders and H/Cell shall submit such dispute for resolution to Rosenberg Rich Baker Berman & Company (the “Independent Accounting Firm”), which shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto. If the Independent Accounting Firm determines that the NTAV is within five percent (5%), whether greater or less, below the NTAV determined by H/Cell, then the parties shall equally share the cost of the Independent Accounting Firm. If the Independent Accounting Firm determines that the NTAV is more than five percent (5%) above the NTAV determined by H/Cell, then the Pride Shareholders shall pay the fees and expenses of the Independent Accounting Firm. If the Independent Accounting Firm determines that the NTAV is more than five percent (5%) below the NTAV determined by H/Cell, then H/Cell shall pay the fees and expenses of the Independent Accounting Firm. The parties shall cooperate with one another and provide reasonable access of all pertinent books and records to the other party. In the event the NTAV as of the Closing Date shall be less than AUD $200,000, the Pride Shareholders shall be required to pay H/Cell the amount of the shortfall through the return to H/Cell of such number of Acquisition Shares equal to the shortfall divided by $0.50. In the event the NTAV as of the Closing Date shall be greater than AUD $300,000, H/Cell shall be required to pay the Pride Shareholders the amount of such excess through the issuance to the Pride Shareholders of such number of additional Acquisition Shares equal to the excess divided by $0.50. Any Acquisition Shares required to be issued or returned pursuant to this Section 1.01(b) shall be completed within ten (10) days after determination of the NTAV.

(c)          In order to satisfy any amounts which the Pride Shareholders may be required to deliver to H/Cell as a result of a deficiency in the NTAV, 10% of the Acquisition Shares (the “Escrowed Shares”), as set forth opposite such party’s name in Column V on Annex I attached hereto, shall be deposited into an escrow account until the NTAV as of the Closing Date shall be determined and any deficiency in the NTAV shall be settled by the return to H/Cell of such number of Escrowed Shares equal to the shortfall divided by $0.50. The Escrowed Shares shall be held for the benefit of the Pride Shareholders in accordance with their pro rata ownership of the Shares as set forth on Schedule 1.1. The Escrowed Shares shall be held in accordance with the terms and conditions set forth in the escrow agreement attached hereto as Exhibit 1.01 (the “Escrow Agreement”).

(d)          The exchange of the Shares for the Acquisition Shares is referred to in this Agreement as the “Acquisition.”

Section 1.02. Closing Date. The closing of the Acquisition and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Sichenzia Ross Ference Kesner LLP, 61 Broadway, 32nd Floor, New York, New York 10006, at 10:00 a.m. on January 31, 2017 or on such other date as mutually agreed to by the parties (the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

Section 1.03. Transactions to be Effected at the Closing. At the Closing:

(a)          the Pride Shareholders shall deliver to H/Cell:

(i)          certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer; and

(ii)         the Escrow Agreement, executed by the Pride Shareholders.

(b)          H/Cell shall deliver to the Pride Shareholders:

(i)          Certificates representing the Acquisition Shares, minus the Escrowed Shares (which, the Pride Shareholders agree, may be delivered within five (5) days after the Closing Date); and

(ii)         the Escrow Agreement, executed by H/Cell and the escrow agent.

ARTICLE II

Representations and Warranties OF The Pride Shareholders

For purposes of this Agreement, any statement made to the knowledge of Pride shall mean the knowledge of the Pride Shareholders. A Pride Shareholder shall be deemed to have “knowledge” of a particular fact or other matter if such Pride Shareholder is actually aware of such fact or other matter, or should, by reason of his or her position as an owner, director or executive officer of Pride, reasonably be expected to be aware of such fact or other matter.

Except as set forth in the disclosure letter, dated the date of this Agreement and delivered by the Pride Shareholders to H/Cell prior to the execution of this Agreement, together with any supplements delivered by the Pride Shareholders to H/Cell at or prior to the Closing Date to reflect any necessary changes between the date of execution of this Agreement and the Closing Date (the “Pride Disclosure Letter”), which Pride Disclosure Letter identifies the section (or, if applicable, subsection) to which such exception relates (it being understood that disclosure in one section shall also apply to other sections to the extent it is reasonably apparent from the face of the disclosure that such disclosure would also apply to such other sections), the Pride Shareholders hereby jointly and severally represent and warrant to H/Cell as of the date hereof as follows:

Section 2.01. Organization.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect, each of the Pride Shareholders and Pride (i) has been duly organized and is validly existing in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization, with all requisite corporate power and authority to own its properties and conduct its business as currently conducted and (ii) is duly qualified as a foreign corporation for the transaction of business, and is in good standing (to the extent such concept is applicable) under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b)          Neither the Pride Shareholders nor Pride is in breach or violation of any of its certificate of incorporation, bylaws or other Organizational Documents, except for any breach or violation that would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect. Prior to the Closing Date, the Pride Shareholders will deliver or make available to H/Cell true and complete copies of Pride’s certificate of incorporation, bylaws or other Organizational Documents, each as amended to date.

Section 2.02. Capitalization. The Shares are all of the issued and outstanding equity interests in Pride. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned of record and beneficially by the Pride Shareholders. All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which the Pride Shareholders or Pride is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants or other rights of any kind relating to the sale, issuance or voting of any Shares or any securities convertible into or evidencing the right to purchase any Shares. Pride does not own any shares of capital stock of or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person.

Section 2.03. Authority; Execution and Delivery; Enforceability. Each Pride Shareholder has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by the Pride Shareholders of this Agreement and the consummation by the Pride Shareholders of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action. The Pride Shareholders have duly executed and delivered this Agreement and, assuming that this Agreement is the valid and binding agreement of H/Cell, this Agreement constitutes a legal, valid and binding obligation of the Pride Shareholders, enforceable against each Pride Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally, and to general principles of equity.

Section 2.04. Title to Shares. Each Pride Shareholder owns, beneficially and of record, good and marketable title to the number of Shares set forth opposite such Pride Shareholder’s name in Column II of Annex I hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or voting agreements. The Pride Shareholders represent that they each have no right or claims whatsoever to any equity interests of Pride, other than the Shares and do not have any options, warrants or any other instruments entitling any of them to exercise or purchase or convert into additional equity interests of Pride. At the Closing, the Pride Shareholders shall convey to H/Cell good and marketable title to the Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

Section 2.05. Acquisition Shares for Investment Purposes. The Pride Shareholders each acknowledge that the Acquisition Shares will not be registered pursuant to the Securities Act or any applicable state securities laws, that the Acquisition Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Acquisition Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, each Pride Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Further, each Pride Shareholder acknowledges and agrees that:

(a)          Each Pride Shareholder is acquiring the Acquisition Shares for investment, for such Pride Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Pride Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Pride Shareholder further represents that he, she or it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Acquisition Shares.

(b)          Each Pride Shareholder understands that the Acquisition Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof, and that H/Cell’s reliance on such exemption is predicated on each Pride Shareholder’s representations set forth herein.

(c)          The Pride Shareholders acknowledges that the certificates representing the Acquisition Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

Section 2.06. Accredited Investor Status. Each of the Pride Shareholders is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Section 2.07.No Conflicts; Consents.

(a)          Except as set forth in Section 2.07(a) of the Pride Disclosure Letter, the execution and delivery by the Pride Shareholders of this Agreement do not, and the performance of this Agreement, including the consummation of the Acquisition and the other transactions contemplated hereby and compliance by the Pride Shareholders with the terms hereof will not, (1) conflict with, constitute or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Pride under, any provision of (i) the certificate of incorporation, bylaws or other Organizational Documents of the Pride Shareholders or Pride, (ii) any Material Contract to which Pride is a party or by which any of its properties or assets is bound, or (iii) any Law applicable to Pride or its properties or assets, other than in each case any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pride Material Adverse Effect, or (2) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of Pride.

(b)          Except as set forth on Section 2.07(b) of the Pride Disclosure Letter, no notice to, or Consent of, any Person, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by the Pride Shareholders or Pride in connection with the Pride Shareholders’ execution, delivery and performance of this Agreement or the Pride Shareholders’ consummation of the Acquisition or the other transactions contemplated hereby except for such Consents, registrations, declarations or filings which, individually or in the aggregate, have not had and would not reasonably be expected to have a Pride Material Adverse Effect.

Section 2.08. Financial Statements. The Pride Shareholders have delivered, or will deliver prior to Closing, to H/Cell copies of the following financial statements (which include all notes and schedules attached thereto), all of which are true, complete and correct, have been prepared from the books and records of Pride in accordance with generally accepted accounting principles (“GAAP”) consistently applied with past practice and fairly present the financial condition, assets, liabilities and results of operations of Pride as of the dates thereof and for the periods covered thereby:

the reviewed balance sheet of Pride at December 31, 2015 and 2014, and the related statements of operations, and of cash flows of Pride for the periods then ended and (ii) the unaudited balance sheet of Pride as of September 30, 2016 and the related compiled statement of operations of Pride for the nine months ended September 30, 2016 and 2015 (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements.”)

In such Financial Statements, the statements of operations do not contain any material items of special or nonrecurring income or any other material income not earned in the ordinary course of business Except as set forth on Section 2.08 of the Pride Disclosure Letter, and the financial statements for the interim periods indicated include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentation. There are no facts known to any of the Pride Shareholders or Pride that, under GAAP consistently applied, would alter the information contained in the foregoing Financial Statements in any material way.

The final Balance Sheet will be complete and correct in all material respects determined in accordance with GAAP as of the Balance Sheet Date. For the purposes hereof, the balance sheet of Pride as of September 30, 2016 is referred to as the “Balance Sheet” and September 30, 2016 is referred to as the “Balance Sheet Date”.

Section 2.09. Absence of Changes. Since the Balance Sheet Date until the date hereof, no event or circumstance has occurred that, individually, or in the aggregate, has had or would reasonably be expected to have a Pride Material Adverse Effect.

Section 2.10. No Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Pride’s Financial Statements or as set forth on Section 2.10 of the Pride Disclosure Letter, there are no liabilities or obligations of Pride of any kind whatsoever exceeding $1,000, individually or in the aggregate, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of Pride under any pension, health and welfare benefit plan, vacation plan or other plan of Pride, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of Pride which is of a nature that would be required to be disclosed on its Financial Statements in accordance with GAAP, other than liabilities and contingent liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with Pride’s recent customary business practice, none of which is materially adverse to Pride.

Section 2.11. Litigation. There is no pending, or to the Pride Shareholders’ Knowledge, threatened in writing action, claim, suit, proceeding or investigation against Pride, or to which any property, assets or rights of Pride is subject, nor is Pride subject to any Order that remains outstanding or unsatisfied, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect.

Section 2.12. Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Pride are operational and in a condition adequate and sufficient for use in Pride’s business as it has been conducted to date and as it shall be conducted in the future by H/Cell, ordinary wear and tear excepted.

Section 2.13. Compliance with Laws; Permits.

(a)          Pride has all permits, licenses, franchises, authorizations, Orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to own, lease or license their properties, assets and rights, and to carry on their business as presently conducted, except where the failure to have such permits, licenses, franchises, authorizations, Orders and approvals or the failure to make such filings, applications and registrations would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect. All such permits, licenses, certificates of authority, Orders and approvals are in full force and effect and, to the Pride Shareholders’ Knowledge, no suspension or cancellation of any of them is threatened in writing, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect.

(b)          Pride is in compliance with all applicable Laws, except where the failure to so comply would not result in a Pride Material Adverse Effect.

Section 2.14. Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect, (i) there has been filed by or on behalf of Pride all material Tax Returns required to be filed by the applicable company, (ii) all Taxes of Pride (whether or not shown on such Tax Returns) have been or will be paid in a timely fashion or, where payment is not yet due, have been adequately provided for in the financial statements of Pride in accordance with GAAP, and (iii) no audit or other proceeding by any Governmental Entity is pending with respect to any Taxes due from Pride, except with respect to matters for which adequate reserves have been established in accordance with GAAP. Notwithstanding the above, the Pride Shareholders agree to fully indemnify H/Cell in any amount for any Tax payments H/Cell ultimately has to make with respect to any time period prior to the Closing Date as a result of findings by a Governmental Entity that the Pride Shareholders or Pride have violated applicable Law.

Section 2.15. Labor and Employee Benefit Matters.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect, (i) Pride is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, (ii) there is no unfair labor practice complaint against Pride pending before any Governmental Entity, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Pride Shareholders, threatened against Pride, (iv) there are no unpaid dues, assessments, fines or other expenses regarding Pride relating to any union violation, audit and/or issue, and (v) except as set forth on Section 2.15(a) of the Pride Disclosure Letter, there are no collective bargaining or other labor union Contracts to which Pride is a party or by which Pride is bound.

(b)          Section 2.15(b) of the Pride Disclosure Letter sets forth a list as of the date of this Agreement of each material Employee Program sponsored, maintained, or contributed to by Pride in which present or former employees of Pride participate or for which Pride has any material liability (collectively, the “Benefit Plans”). Except as set forth in Section 2.15(b) of the Pride Disclosure Letter, no Benefit Plan is a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect, the Benefit Plans are in compliance with all applicable requirements of applicable Laws and have been administered in accordance with their terms and such Laws.

(d)          There are no pending or, to the Knowledge of the Pride Shareholders, threatened, claims with respect to any Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries, that would, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect.

Section 2.16. Real Property. Pride does not own any real property. Section 2.16 of the Pride Disclosure Letter sets forth a complete and correct list in all material respects of the real property leased by Pride (the “Leased Real Property,” and the leases, together with any amendments and modifications thereto, pursuant to which such real property is leased, the “Leases”), which list sets forth each Lease and the address, landlord and tenant for each Lease. Pride is not a lessor, sublessor or grantor under any lease, sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. To the Pride Shareholders’ Knowledge, Pride has valid leasehold interest in all of the Leased Real Property, subject to no Liens other than Permitted Liens. Pride is in compliance with the terms of all leases relating to the Leased Real Property to which it is a party, except such compliance which has not had or would not reasonable be expect to have, individually or in the aggregate, a Pride Material Adverse Effect. To the Pride Shareholders’ Knowledge, all such material Leases relating to the Leased Real Property are in full force and effect, and Pride enjoys peaceful and undisturbed possession under all such applicable leases.

Section 2.17. Environmental.

(a)          Pride is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all applicable permits, licenses and authorizations required under applicable Environmental Laws, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect.

(b)          Pride has not received a notice in writing of violation or notification in writing of liability or potential liability arising out of any Environmental Law, and there is no Litigation or claim pending or, to the Pride Shareholders’ Knowledge, overtly threatened in writing under any Environmental Law, except in each case, with respect to any violation or liability that would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect.

(c)          Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect, no Release of Hazardous Substances has occurred at, on, above, under or from any real property currently or formerly owned, leased, operated or used by Pride that has resulted or would reasonably be expected to result in a material investigation or remedial action.

Section 2.18. Contracts. Each written contract to which Pride is a party or by which it is bound, which is material to the business of such company (each a “Material Contract”), is valid and binding on Pride in accordance with its terms and is in full force and effect, except to the extent that the invalidity or non-binding nature of any Material Contract would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect, and none of Pride or, to the Pride Shareholders’ Knowledge, any other party thereto is in breach or of default under (or received any written notice alleging to be in breach of or default under) of any such Material Contract, or has provided or received any written notice of any intention to terminate, any Material Contract, except for defaults which would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect.

Section 2.19. Intellectual Property.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect, Pride owns, or possess sufficient and legally enforceable licenses or other rights to use, any and all Intellectual Property necessary for the conduct of the businesses and operations of Pride as currently conducted.

(b)          To the Pride Shareholders’ Knowledge, the conduct of the business of Pride does not infringe, conflict with or otherwise violate any Intellectual Property of any Person, and Pride has not received written notice or has knowledge of any such infringement, conflict or other violation, except as would not, individually or in the aggregate, reasonably be expected to have a Pride Material Adverse Effect.

Section 2.20. Brokers and Finders. Neither Pride nor its Affiliates have retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 2.21. Disclosure. No representation or warranty of the Pride Shareholders or Pride in this Agreement and no statement in the Pride Disclosure Letter contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 7.06 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. To the Pride Shareholders’ Knowledge, there is no fact that has specific application to Pride (other than general economic or industry conditions) that could have a Pride Material Adverse Effect on the financial or other condition, results of operations, assets, liabilities, equity, business or prospects of Pride that has not been set forth in this Agreement.

Section 2.22. Disclaimer of Other Representations and Warranties. Except as otherwise expressly set forth in this Article II, the Pride Shareholders make no other representations or warranties and expressly disclaims any other representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the business of Pride or the assets of Pride, and the Pride Shareholders specifically disclaims any implied representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of Pride, or any part thereof.

ARTICLE III

Representations and Warranties of H/Cell

H/Cell hereby represents and warrants to the Pride Shareholders as follows as of the date hereof:

Section 3.01. Organization.

(a)          H/Cell has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Nevada , with all requisite corporate power and authority to own its properties and conduct its business as currently conducted, and, except as would not, individually or in the aggregate, reasonably be expected to have an H/Cell Material Adverse Effect, is duly qualified as a foreign limited liability company for the transaction of business, and is in good standing (to the extent such concept is applicable) under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b)          H/Cell is not in breach or violation of its articles of incorporation, bylaws, or other Organizational Documents.

Section 3.02. Authority; Execution and Delivery; Enforceability. H/Cell has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by H/Cell of this Agreement and the consummation by H/Cell of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action. H/Cell has duly executed and delivered this Agreement and, assuming that this Agreement is the valid and binding agreement of the Pride Shareholders, this Agreement constitutes a legal, valid and binding obligation of H/Cell, enforceable against H/Cell in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally, and to general principles of equity.

Section 3.03. No Conflicts; Consents.

(a)          The execution and delivery by H/Cell of this Agreement do not, and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by H/Cell with the terms hereof will not, (i) have an H/Cell Material Adverse Effect or (ii) conflict with, constitute or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of H/Cell under, any provision of (A) its articles of incorporation, bylaws, other governing instrument or comparable Organizational Documents of H/Cell, (B) any contract to which H/Cell is a party or by which any of its properties or assets is bound, (C) any Law applicable to H/Cell or its properties or assets, other than, in the case of clauses (B) and (C) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an H/Cell Material Adverse Effect.

(b)          No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by H/Cell in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby.

Section 3.04. Investment Representation. H/Cell is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof. H/Cell understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Section 3.05. Brokers and Finders. Neither H/Cell nor its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

Covenants

Section 4.01. Access and Investigation. Between the date of this Agreement and the Closing Date and upon reasonable advance notice from H/Cell, the Pride Shareholders will, and will cause Pride and its representatives to, (a) afford H/Cell and its representatives and prospective lenders and their representatives full and free access to Pride’s personnel, properties (including subsurface testing), Contracts, books and records, and other documents and data, (b) furnish such Persons with copies of all such Contracts, books and records, and other documents and data as H/Cell may reasonably request, and (c) furnish such Persons with such additional financial, operating and other data and information as H/Cell may reasonably request.

Section 4.02. Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Pride Shareholders will not, and will not cause or permit Pride to, without the prior consent of H/Cell, (a) make any modifications to any Material Contract or Permit except in the ordinary course of business and consistent with past business practices, or (b) enter into any compromise or settlement of any pending or threatened Litigation.

Section 4.03. Required Approvals. As promptly as practicable after the date of this Agreement, (i) the Pride Shareholders will, and will cause Pride to obtain such consents set forth on Section 2.07(b) of the Pride Disclosure Letter (each a “Material Consent”), and (ii) H/Cell will obtain a fairness opinion that the number of Acquisition Shares being issued to the Pride Shareholders in exchange for the Shares is fair (the “Fairness Opinion”). Between the date of this Agreement and the Closing Date, the Pride Shareholders will, and will cause Pride to cooperate with H/Cell with respect to all filings that H/Cell elects to make or that H/Cell is required by Law to make in connection with the Acquisition.

Section 4.04. Retention of Books and Records. For a period of seven (7) years following the Closing, H/Cell shall retain the books and records of Pride, and upon reasonable notice, afford the officers, employees, agents and representatives of the Pride Shareholders reasonable access (including the right to make photocopies, at the expense of the Pride Shareholders), during normal business hours, to such books and records.

Section 4.05. Expenses; Transfer Taxes.

(a)          Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, including all costs and expenses incurred pursuant to this Section 4.05.

(b)          Notwithstanding anything to the contrary contained herein, H/Cell shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby. Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from any Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

Section 4.06. Post-Closing Cooperation. The Pride Shareholders and H/Cell shall cooperate with each other, and shall cause their Affiliates and their officers, employees, agents, auditors and representatives to cooperate with each other, for a reasonable period after the Closing to ensure the orderly transition of Pride from the Pride Shareholders to H/Cell and to minimize any disruption to Pride and the other respective businesses of the Pride Shareholders and H/Cell that may result from the transactions contemplated by this Agreement. After the Closing, upon reasonable written notice, the Pride Shareholders and H/Cell shall furnish or cause to be furnished to each other and their Affiliates and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to Pride (to the extent within the control of such Party) as is reasonably necessary for financial reporting and accounting matters.

Section 4.07. Publicity. No public release or announcement concerning the Acquisition and the other transactions contemplated by this Agreement shall be issued by any Party following the Closing Date without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.08. Further Assurances. From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to complete the Acquisition and to consummate the transactions contemplated by this Agreement.

Section 4.09. Survival and Right to Indemnification.

(a)          All of the Pride Shareholders’ representations, warranties, covenants, and/or obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated herein for a one year period from the Closing; however, that representations and warranties with respect to tax and securities law matters shall survive for the applicable statute of limitations.

(b)          The Pride Shareholders will jointly and severally indemnify and hold harmless H/Cell and its employees, officers, directors and shareholders (collectively, the “H/Cell Indemnified Persons”) and will pay to H/Cell Indemnified Persons the amount of any damages arising, directly or indirectly, from any breach in any respect of any representation, warranty, covenant and /or obligation made by the Pride Shareholders in this Agreement or in any other certificate or document delivered pursuant to this Agreement; provided, however, that in no event shall the Pride Shareholders’ liability under this Agreement or in connection with any certificate or document delivered pursuant to this Agreement exceed the value of the number of Acquisition Shares issued, as adjusted.

ARTICLE V

CONDITIONS TO CLOSE

Section 5.01. Conditions to Obligations of H/Cell. The obligations of H/Cell to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or H/Cell’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          All of the Pride Shareholders’ and Pride’s representations and warranties in this Agreement (considered both collectively and individually) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if then made;

(b)          All of the covenants and obligations that the Pride Shareholders are required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects at H/Cell’s reasonable satisfaction;

(c)          Since the date of this Agreement, no event or circumstance shall have occurred that, individually, or in the aggregate, has had or would reasonably be expected to have a Pride Material Adverse Effect;

(d)          There must not have been made or threatened by any Person who is not a party to this Agreement any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of or any other voting, equity or ownership interest in Pride, or (b) is entitled to all or any portion of the Acquisition Shares;

(e)          The Fairness Opinion has been obtained; and

(f)          There must not be in effect any Law or Order that (a) prohibits the Acquisition or consummation of the transactions contemplated under this Agreement and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

Section 5.02. Conditions to Obligations of the Pride Shareholders. The obligations of the Pride Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Pride Shareholders’ waiver, at or prior to the Closing, of each of the following conditions:

(a)          All of H/Cell’s representations and warranties in this Agreement (considered both collectively and individually) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if then made;

(b)           All of the covenants and obligations that H/Cell is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects at the Pride Shareholders’ reasonable satisfaction; and

(c)          There must not be in effect any Law or Order that (a) prohibits the Acquisition or consummation of the transactions contemplated under this Agreement and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE VI

TERMINATION

Section 6.01. Termination Events. Subject to Section 6.02, this Agreement may, by notice given before or at the Closing, be terminated:

(a)          by mutual consent of H/Cell and the Pride Shareholders;

(b)          by H/Cell or the Pride Shareholders if the Fairness Opinion is not obtained;

(c)          by H/Cell if the Pride Shareholders have committed a material breach of any provision of this Agreement, H/Cell has not waived such material breach and the Pride Shareholders have not cure such material breach within 30 days of receipt of written notice (with specificity) of such;

(d)          by the Pride Shareholders if H/Cell has committed a material breach of any provision of this Agreement, the Pride Shareholders have not waived such material breach and H/Cell has not cure such material breach within 30 days of receipt of written notice (with specificity) of such;

(e)          by H/Cell if the satisfaction of any condition in Section 5.01 is or becomes impossible (other than through the failure of H/Cell to comply with its obligations under this Agreement) and H/Cell has not waived such condition; or

(f)          by the Pride Shareholders if the satisfaction of any condition in Section 5.02 is or becomes impossible (other than through the failure of the Pride Shareholders to comply with their obligations under this Agreement) and the Pride Shareholders have not waived such condition.

Section 6.02. Effect of Termination. Each Party’s right of termination under Section 6.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 6.01, all obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 7.09, 7.10, 7.11, 7.12, and 7.13 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of any other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies, including the right to an immediate refund of any amounts paid to the other Party under this Agreement, will survive such termination unimpaired.

ARTICLE VII

General Provisions

Section 7.01. Statutes. Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been amended or re-enacted.

Section 7.02. Non-Business Days. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

Section 7.03. Amendments; Waivers. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Pride Shareholders and H/Cell. By an instrument in writing, H/Cell or the Pride Shareholders may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.04. Assignment. This Agreement and the rights and obligations under this Agreement shall not be assignable or transferable by any Party (including by operation of law in connection with a merger or consolidation of such Party) without the prior written consent of the other Party, such consent not to be unreasonably withheld. Any attempted assignment in violation of this Section 7.04 shall be void.

Section 7.05. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.06. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.06):

If to H/Cell, to:	H/Cell Energy Corporation 97 River Road Flemington, NJ 08822 Phone: (908) 837-9097 Attention: Andrew Hidalgo, CEO

with a copy (which will not constitute notice) to:	Sichenzia Ross Ference Kesner LLP 61 Broadway, 32nd Floor New York, New York 10006 Facsimile: (212) 930-9725 Attention: James M. Turner, Esq.

If to the Pride Shareholders, to:	1/40 Wilson Avenue Woombye QLD 4559 Australia Attention: Stephen Mullane

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 7.07. Interpretation; Exhibits and Sections; Certain Definitions.

(a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars, except any reference to AUD $ refers to Australian dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include all Exhibits hereto and the Pride Disclosure Letter.

(b)          The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)          For all purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York City are authorized or required by Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Pride Material Adverse Effect” means any event, change, development, effect or occurrence (an “Effect”) that, individually or together with any other Effect, is materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of Pride, taken as a whole; provided, however, that in determining whether a Pride Material Adverse Effect has occurred, there shall be excluded any Effect to the extent resulting from the following: (a) any Effect affecting the businesses or industries in which Pride operates (including general pricing changes), (b) any change in general economic or business conditions, including changes in the financial, securities or credit markets (including changes in interest rates and currency rates), or changes in such conditions in any area in which Pride operates, (c) any change in global or national political conditions, (d) the negotiation, execution, announcement, pendency or performance of this Agreement and the transactions contemplated by this Agreement, (e) any failure, in and of itself, of Pride to meet any estimates, expectations, forecasts or projections, including revenues, earnings or other measures of financial performance, for any period; provided, however, that the facts and circumstances underlying any such failure may, except as may be provided in subsections (a), (b), (c), (d), (f), (g), (h), (i) or (j) of this definition, be considered in determining whether a Pride Material Adverse Effect has occurred, (f) any change in GAAP or other accounting standards or any change in any Laws or interpretations thereof, in each case, after the date of this Agreement, (g) any act of God or any change that is the result of any outbreak or escalation of acts of war, material armed hostilities or other material international or national calamity, acts of terrorism or natural disasters, (h) any loss of or adverse change in the business relationship between Pride, on the one hand, and H/Cell or any of its Affiliates, on the other hand, (i) any fees, expenses or change of control payments incurred in connection with this Agreement and the transactions contemplated by this Agreement or (j) any action expressly required or permitted by this Agreement, including actions required to be taken by this Agreement upon the specific request of H/Cell, or the failure to take any actions due to the restrictions set forth in this Agreement; except, with respect to clauses (a), (b), (c), (f) or (g), so long as such changes do not have a disproportionate adverse impact on Pride, taken as a whole, relative to other businesses of similar size operating in the same industry in which Pride operates.

“Consent” means any consent, approval, authorization, permit, clearances, exemption and notice.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, deeds, undertakings, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Employee Program” means (a) all employee share or benefit plans within the meaning of Division 13 of the Income Tax Assessment Act 1997 (Cth), including, but not limited to multiple employer welfare arrangements, plans to which more than one unaffiliated employer contributes, and employee benefit plans (such as foreign or excess benefit plans) which do not qualify under the aforementioned Division 13; and (b) all share and stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (a) above.

“Environmental Law” means any Law regulating or relating to the protection of human health, safety, natural resources or the environment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign.

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“H/Cell Material Adverse Effect” means a material adverse effect on the ability of H/Cell to perform its obligations under this Agreement or on the ability of H/Cell to consummate the Acquisition and the other transactions contemplated hereby.

“H/Cell’s Knowledge” or “Knowledge of H/Cell” means the actual knowledge of the officers or directors of H/Cell.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (“Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) copyrights and all other similar rights throughout the world; (c) design rights; (d) trade names, logos, trademarks and service marks, trade dress, certification marks and the goodwill associated with the foregoing; (e) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act or under similar foreign statutory and common law), business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (f) software, including data files, source code, object code, application programming interfaces, architecture, documentation, files, records, schematics, computerized databases and other software-related specifications and documentation; and (g) Internet domain names; and in each case of (a) to (g) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation or proceeding of any nature, civil, criminal, regulatory or otherwise, at law or in equity.

“Order” means order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Party” means any of H/Cell, Pride or the Pride Shareholders, and “Parties” means both of them collectively.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges or assessments not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Permits” means any material certificates, licenses, permits, authorizations and approvals required by Law in connection with the operation of the business of either company as presently conducted.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Pride Shareholders’ Knowledge” or “Knowledge of the Pride Shareholders” means the actual knowledge of the officers, directors or principals of either Seller.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Index of Defined Terms.

Defined Term	Section	Page

Agreement	Preamble	1

Acquisition	1.01(d)	2

Acquisition Shares	1.01(a)	1

Balance Sheet	2.08	5

Balance Sheet Date	2.08	5

Benefit Plans	2.15(b)	7

Closing	1.02	2

Closing Date	1.02	2

Effect	Definition of “Pride Material Adverse Effect”	15

Escrow Agreement	1.01(c)	2

Escrowed Shares	1.01(c)	2

Fairness Opinion	4.03	11

Financial Statements	2.08	5

GAAP	2.08	5

H/Cell	Preamble	1

H/Cell Indemnified Persons	4.08(b)	12

Independent Accounting Firm	1.01(b)	1

Leased Real Property	2.16	7

Leases	2.16	7

Material Consent	4.03	11

Material Contract	2.16	8

NTAV	1.01(b)	1

Pride	Preamble	1

Pride Disclosure Letter	Article II	3

Pride Shareholders	Preamble	1

Securities Act	3.04	10

Shares	Preamble	1

Section 7.08. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

Section 7.09. Entire Agreement; Survival. This Agreement (including the Exhibits to this Agreement) and the Pride Disclosure Letter constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the Pride Disclosure Letter (other than an exception expressly set forth as such in the Pride Disclosure Letter), the statements in the body of this Agreement will control.

Section 7.10. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Nevada.

Section 7.12. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.12.

Section 7.13. Consent to Jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof, (c) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.13. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 7.14. Separate Counsel. Each Party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any Party hereto has acted or is acting as counsel to any other Party hereto in connection with this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Pride Shareholders, Pride and H/Cell have duly executed this Agreement as of the date first written above.

H/CELL ENERGY CORPORATION

By:
Name: Matthew Hidalgo
Title: Chief Financial Officer

THE PRIDE GROUP (QLD) PTY LTD

By:
Name:
Title:

TURQUINO EQUITY LLC

By:
Name: Andrew Hidalgo
Title: Managing Member

STEPHEN PAUL MULLANE AND MARIE LOUISE MULLANE AS TRUSTEES OF THE MULLANE FAMILY TRUST

By:
Name: Stephen Mullane
Title: Trustee

Signature Page to Share Exchange Agreement

ANNEX I

(I)	(II)	(III)	(IV)	(V)
Name of Pride Shareholder	Shares of Pride Class A Common to be Transferred to H/Cell	Total Shares of H/Cell Common Stock to be Received	Shares of H/Cell Common Stock to be Received at Closing	Shares of H/Cell Common Stock to be Held in Escrow Pending NTAV
Turquino Equity LLC	78,351	3,040,000	2,736,000	304,000
Stephen Paul Mullane and Marie Louise Mullane as Trustees of the Mullane Family Trust	19,588	760,000	684,000	76,000

Total:	97,939	3,800,000	3,420,000	380,000